Exhibit 99.1

PAETEC Media Contact	PAETEC Investor Contact
Chris Muller	Pete Connoy
585.340.8218	585.340.2649
christopher.muller@paetec.com	peter.connoy@paetec.com

XETA Technologies Media Contact	XETA Technologies Investor Contact
Waller & Company Public Relations	Three Part Advisors, LLC
Barrett Waller	Dave Mossberg
918.587.1909	817.310.0051
barrett@wallerpr.com	dmossberg@threepa.com
FOR IMMEDIATE RELEASE
PAETEC Holding Corp. to Acquire XETA Technologies
Acquisition builds on PAETEC’s strategy of offering comprehensive, managed service solutions to meet the diverse needs of Chief Information Officers
Enhances and strengthens the complete communication solutions for both XETA and
PAETEC customers nationwide
Transaction combines XETA’s strength as a one of the nation’s largest solutions services providers for Managed Information Technology with PAETEC’s coast-to-coast network, strong enterprise customer base, and deep product portfolio
FAIRPORT, N.Y. and BROKEN ARROW, Okla. — February 9, 2011 — PAETEC Holding Corp. (NASDAQ GS: PAET) today announced that it has signed a definitive agreement to acquire XETA Technologies, Inc. (NASDAQ GM: XETA) for $5.50 per share in cash valued at approximately $61 million.
Founded in 1981, XETA Technologies sells, installs and services advanced communication technologies for enterprise customers. XETA is among the largest full-service, providers of advanced communications solutions with 32 locations and redundant 24/7 customer contact and data network operating centers. At the time of the Avaya and Nortel merger, XETA was the only national provider with the highest accreditations from both companies, and will expand on those relationships with PAETEC’s existing platinum partnership with Avaya. XETA’s national coverage is ideally suited to serve large, multi-locations organizations such as PAETEC’s enterprise network customer base.

Consistent with PAETEC’s vertical strategy for over a decade, XETA has a strong focus on vertical industries including the Hospitality, Education, Healthcare, and Government sectors. As part of that focus, XETA has developed customized products and services including software solutions, proactive monitoring and remediation, guest and back-of-the-house support services for hospitality customers, as well as professional services.
XETA will also become part of PAETEC’s robust Managed Services portfolio, consisting of products such as hosted services, service lifecycle management software and Allworx IP-PBXs.
“This transaction highlights our strategy to increase our capabilities to service enterprise CIOs beyond traditional telecom products with advanced managed services and cloud computing solutions,” said Arunas A. Chesonis, chairman and CEO of PAETEC. “PAETEC and XETA have a consistent national footprint and customer base while offering complementary services. As a result of this transaction and combined portfolios, both companies will have far stronger value propositions for our customers.”
For XETA Technologies’ 2010 fiscal year ended Oct. 31, 2010, the company reported revenue of $85.7 million. For fiscal year 2011, XETA expects to generate over $100 million in revenue. After the closing of the transaction, PAETEC plans to have approximately 5,100 employees nationwide.
“After a thorough review of our strategic alternatives, our Board of Directors has unanimously determined that this transaction provides XETA shareholders a superior and certain value,” said Greg Forrest, CEO and president of XETA Technologies. “We have a 30 year history of delivering best in class services to our customers. With the expanded scale and scope of PAETEC, the value proposition to our customers, vendors and business partners has never been stronger.”

Transaction Terms and Structure
Under the terms of the merger agreement, which was approved by the boards of directors of both companies, XETA Technologies, Inc. will become an indirect wholly-owned subsidiary of PAETEC Holding Corp. Neither the merger agreement nor the merger is subject to the approval of PAETEC’s stockholders. The merger agreement is subject to the approval of XETA’s shareholders and other customary closing conditions. The companies expect that the transaction will close within three months.
Based on the 10,762,1911 common and restricted shares issued and outstanding and the cashing-out of certain issued stock options and warrants, the aggregate equity value of this transaction is approximately $61 million. Based on net debt as of October 31, 2010 of $1.5 million, the aggregate enterprise value of this transaction is approximately $63 million.
Additional information about the transaction will be contained in public filings of XETA or PAETEC filed with the SEC.
Advisors
Stephens Inc. is acting as financial advisor to PAETEC and Harter, Secrest & Emery is acting as legal counsel to PAETEC. Stifel Nicolaus Weisel is acting as financial advisor and Barber & Bartz and Mayer Brown are acting as legal counsel to XETA.
About PAETEC
PAETEC (NASDAQ: PAET), a FORTUNE 1000 company, is personalizing business communications for medium and large businesses, enterprise organizations and institutions across the United States. We offer a comprehensive suite of IP, voice, data, and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

[1]	This amount was incorrectly listed as 19,730,236 shares as of December 17, 2010 in XETA Technologies’ most recent Annual Report on Form 10-K.

About XETA Technologies, Inc.
XETA Technologies, Inc., sells, installs and services advanced communication technologies for small, medium and Fortune 1000 enterprise customers. XETA maintains the highest level of technical competencies with multiple vendors, including Avaya/Nortel, Mitel, Hitachi, Samsung, HP, Polycom, Microsoft, Alcatel-Lucent, ShoreTel, LifeSize and Juniper. With a 29-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. XETA’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq GM:XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.
Forward-Looking Statements
Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. The forward-looking statements reflect preliminary estimates based on current information and assumptions, and represent PAETEC’s and XETA’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. The risks include those related to PAETEC’s acquisition and integration of XETA, such as the ability of PAETEC and XETA to consummate the acquisition, and PAETEC’s ability to integrate the operations of XETA without greater than expected costs and burdens on management . Some of the other risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2009 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports, and under the caption “Risk Factors” in XETA’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as amended, and in XETA’s other SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; the companies’ ability to manage their businesses effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; the companies’ ability to attract and retain qualified personnel and sales agents; the companies’ failure to obtain and maintain network permits and rights-of-way; their involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC and XETA each disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XETA will file proxy materials (including a proxy statement and other relevant materials) with the Securities and Exchange Commission. Before making any voting decision, investors and shareholders are advised to read the proxy statement regarding the merger and any other relevant documents filed with the SEC when they become available. Those documents will contain important information about the proposed merger and XETA.
Investors and shareholders may obtain free copies of the proxy statement and other documents filed by XETA (when available) at a website maintained by the SEC at http://www.sec.gov. In addition, documents filed by XETA with the SEC will be available free of charge at the investor relations portion of the company’s website at http://www.xeta.com. The proxy statement and such other documents may also be obtained, when available, for free from XETA by directing such request to XETA Technologies, Inc., 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74102.

Participants in the Solicitation
XETA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from XETA’s shareholders in connection with the proposed merger transaction. The names of the company’s directors and executive officers and a description of their interest in the company are set forth in XETA’s proxy statement relating to its 2010 annual shareholder meeting which was filed with the SEC on February 26, 2010 and in its annual report on Form 10-K for the fiscal year ended October 31, 2010 which was filed with the SEC on January 25, 2011 and amended on January 28, 2011. Investors and shareholders can obtain more detailed information regarding the direct and indirect interests of the company directors and executive officers in the merger transaction by reading the proxy statement when it becomes available.
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